Exhibit 11



SHELDAHL, INC. AND SUBSIDIARY
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
(in thousands, except per share data)


	FOR THE FISCAL YEARS ENDED

	Sept 2,	Sept 1,	August 30,
	1994	1995	1996

Primary Earnings Per Share:

Weighted average number of issued
	share outstanding	5,155	6,692	8,414

Effect of exercise of stock options
	under the treasury stock method	  263	  233	  272
		_____	_____	_____

Weighted average shares outstanding used to
	compute primary earnings per share	5,418	6,925	8,686
		=====	=====	=====

Net income	$2,816	$3,134	$4,772
		=====	=====	=====

Net income per share	$ 0.52	$ 0.45	$ 0.55
		=====	=====	=====

Fully Diluted Earnings Per Share:

Weighted average number of issued
	share outstanding	5,155	6,692	8,414

Effect of exercise of stock options
	under the treasury stock method	  278	  279	  223
		_____	_____	_____

Weighted average shares outstanding used to
	compute primary earnings per share	5,433	6,971	  8,637
		=====	=====	=====

Net income	$2,816	$3,134	$4,772
		=====	=====	=====

Net income per share	$ 0.52	$ 0.45	$ 0.55
		=====	=====	=====
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